UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Act of 1934

Date of Report (Date of earliest event reported): January 31, 2013
COMMISSION FILE NUMBER 0-28720
(Exact name of registrant as specified in its charter)

Delaware	73-1479833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

40 Washington Street, Westborough, MA 01581
(Address of principal executive offices)(Zip Code)

(617) 861-6050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

 On January 31, 2013, PAID, Inc. (the “Company”) entered into an Inventory Transfer, E-Commerce Servicing and VIP Services Agreement (the “Agreement”) with MCN Interactive, LLC d/b/a MusicCityNetworks (“MCN”). The Agreement provides that the Company will license to MCN all rights to service its celebrity services accounts with respect to e-commerce and merchandising, and MCN will license VIP services rights to the Company. MCN is a privately held, employee-owned and operated web design and e-commerce business located in Nashville, Tennessee. MCN provides merchandise design, production and fulfillment and mobile solutions.

MCN will hire or engage the Company's employees and contractors related to the Company's celebrity services division (the “Employees”) no later than March 1, 2013. MCN will cover all payroll and benefit obligations of the Employees.

The Company and MCN will share in “Net Profits” for e-commerce and merchandising on a 50/50 basis. The Company is paying a $60,000 advance to MCN, which will be repaid out of MCN's share of the Net Profits. The Advance will be applied towards build-out of the various e-commerce web stores for the accounts and to pay the salaries and benefits of the Employees through March 1, 2013. The Company will pay 50% of certain build out and shipping costs. For purposes of this paragraph, Net Profits is defined as gross revenue less returns and charge-backs, less agreed upon salaries and compensation (excluding benefits and payroll taxes which are covered by E-Commerce Expenses) for the Employees, less E-Commerce Expenses. E-Commerce Expenses is defined as the actual out of pocket costs for salaries and benefits for up to 3 personnel (customer service (1), warehouse workers (2)), rent (up to $3,000 monthly), actual pick/pack/shipping costs, actual cost of goods sold, insurance costs for cost of goods sold, cost of employee benefits and payroll taxes for the Employees, and additional allocated costs for bookkeeping and accounting, which aggregate amount may not exceed $240,000 in any calendar year, pro-rated in 2013 to $200,000 as of March 1, 2013.
As part of the Agreement, PAID will promptly deliver all inventory related to its celebrity services division to MCN, and thereafter the inventory will be warehoused by MCN, and except for consigned artist consigned inventory, will be owned by and titled to MCN as of such delivery date (the “Inventory”). As of December 31, 2013 and December 31, 2014, MCN will determine the sales of inventory and adjust the Company's net profit share described above to credit back inventory sales to the Company at 100% of such sales.
In addition, MCN granted to the Company the exclusive license to service any VIP accounts generated by MCN or the Company for VIP services, which services include VIP ticketing and fan experiences. PAID may use the resources of the Employees and one additional employee/contractor in marketing, developing and servicing artists with respect to VIP services. The Company and MCN will share in Net Profits for VIP services on a 50/50 basis after subtracting VIP expenses from gross revenue received with respect to the VIP Artists. Net Profits is defined for VIP services as gross revenue for VIP services to VIP artists less VIP Expenses. VIP Expenses are actual out of pocket costs for salaries and benefits for the one VIP Employee/Contractor, and bonuses paid as part of an incentive bonus program for the benefit of the Employees. Any existing contracts for VIP business for completed tours will be administered exclusively by PAID.
The Agreement may not be terminated by either the Company or MCN except upon the other party's material breach of this Agreement, where such material breach is not cured within sixty (60) days after notice of the non-breaching party to the breaching party. The Company has certain audit inspection rights, and rights to participate on a MCN oversight board.
A press release describing the acquisition is attached as Exhibit 99.1.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

The Company refers to Item 1.01 above, “Entry into a Material Definitive Agreement,” and incorporates the contents of that section herein, as if fully set forth under this Section 2.01.

Item 9.01.        Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Inventory Transfer, E-Commerce Servicing and VIP Services Agreement dated January 31, 2013, by and between Paid, Inc. and MCN Interactive, LLC d/b/a MusicCityNetworks
99.1	Press release dated January 31, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAID, INC.

Date: February 5, 2013	By:	/s/ W. Austin Lewis, IV
W. Austin Lewis, IV, President